UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2007

TBS INTERNATIONAL LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	000-51368	98-0225954
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Commerce Building
Chancery Lane
Hamilton HM 12, Bermuda
(Address of Principal Executive Offices)

(441) 295-9230
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

        Effective February 28, 2007, six wholly owned subsidiaries of TBS International Limited ("TBS") each entered into an individual contract (collectively the "Agreements") with China Communications Construction Company Ltd. and Nantong Yahua Shipbuilding Co., Ltd. (together the "Seller") to build a Multi-Purpose Tweendeck vessel.  The wholly owned subsidiaries (Argyle Maritime Corp., Caton Maritime Corp., Dorchester Maritime Corp., Longwood Maritime Corp., Mchenry Maritime Corp. and Sunswyck Maritime Corp.) collectively will acquired six vessels pursuant to the Agreements. Under the Agreements, the Seller will construct, sell and deliver each vessel to the respective subsidiary at a contract purchase price of $35.4 million per vessel.  Each vessel shall be built by the Seller in China and shall be designed, constructed and delivered  in accordance with the specifications and drawings that have been agreed upon with the Seller.  Two vessels are scheduled to be delivered in 2009 and four vessels in 2010.  TBS has guaranteed the obligations under the Agreements.

   The Agreements are subject to receipt of satisfactory bank financing for both TBS and the Seller.  Under the terms of the Agreements, TBS's subsidiaries will be required to make installment payments in accordance with a milestone payment schedule in each Agreement.  TBS is in discussion with The Royal Bank of Scotland with respect to financing.  TBS has received favorable indications subject to negotiation of satisfactory commitment letters and customary agreements.  We expect to rely on The Royal Bank of Scotland financing as well as operating cash flows and borrowings under our revolving credit facility to finance the new vessel buildings.

Item 7.01. Regulation FD Disclosure.

   On February 28, 2007, TBS International Limited issued a press release announcing that the company has entered into agreements to build six Multi-Purpose Tweendeck. The press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1	Press Release, dated February 28, 2007, of TBS International Limited regarding the company's announcement that it has entered into agreements to build six Multi-Purpose Tweendeck

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TBS INTERNATIONAL LIMITED

Date: March 6, 2007	By:	/s/ Ferdinand V. Lepere
Ferdinand V. Lepere
Executive Vice President and Chief Financial Officer